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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We hereby consent to the use in the Prospectus constituting part of Pre-Effective Amendment No. 2 to this Registration Statement on Form S-1 of (i) our report dated January 21, 1997 relating to the consolidated financial statements of Ocwen Financial Corporation and (ii) our report dated January 24, 1997 relating to the financial statements of BCBF, L.L.C., each of which appears in the Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial and Other Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial and Other Data."



Price Waterhouse LLP
Fort Lauderdale, Florida
August 1, 1997